Exhibit 10.2

WAIVER AND GENERAL RELEASE AGREEMENT

This Waiver and General Release Agreement (the “Agreement”) is made and entered into by and among CVB Financial Corp. and Citizens Business Bank (collectively, the “Company”), on the one hand, and Richard C. Thomas (“Associate”), on the other hand, for the following purposes and with reference to the following facts:

I.   RECITALS

A.         WHEREAS, Associate is currently employed by the Company as Chief Financial Officer and Executive Vice President.

B.         WHEREAS, Associate has decided to voluntarily resign his employment with CBB in order to retire, effective on July 1, 2016 (the “Retirement Date”).

C.         WHEREAS, this Agreement sets forth the terms and conditions of the voluntary resignation of Associate’s employment with the Company and, when signed by Associate and the Company, shall constitute an agreement to the terms set forth herein in full release of all claims known and unknown pertaining to Associate’s employment with the Company, resignation and retirement from employment with the Company and this Agreement.

D.         WHEREAS, in recognition of and consideration for Associate’s service with the Company and his covenants and agreement herein, the Company has elected to provide the Early Vesting Benefits as described and defined in Paragraph 3 below.

D.         WHEREAS, the parties acknowledge that they are entering into this Agreement after having had the opportunity to consult with counsel.

E.         WHEREAS, this settlement shall not be construed as an admission of liability by any party for any purpose.

NOW THEREFORE, in consideration of the covenants and promises contained in this Agreement and for other good and valuable consideration, it is hereby agreed among the parties as follows:

II.  TERMS OF THE AGREEMENT

1.         Separation of Employment. Effective on the Retirement Date, Associate shall resign and retire from his position of employment with the Company and Employee will no longer be employed by the Company in any capacity.

2.         Warranty. Associate acknowledges that, other than the Early Vesting Benefits set forth in Paragraph 3 below, he has received all wages, compensation and other benefits due him as a result of his employment with and separation from the Company.

3.         Early Vesting Benefits.  Associate will receive accelerated vesting of specified portions of the restricted stock and stock option awards previously made to Associate which would otherwise vest during the remainder of calendar year 2016 and during calendar year

2017, all as set forth on Exhibit A hereto (the “Early Vesting Benefits”). Associate will receive the Early Vesting Benefits on or about the Retirement Date. The window period for the exercise of any of Associate’s stock options which are currently vested or which will vest pursuant to this Agreement shall expire one calendar year from the Retirement Date, pursuant to the Company’s 2008 Equity Incentive Plan (on June 30, 2017). Except as set forth herein, all of Associate’s restricted stock and stock option awards will continue to be governed by the terms of Associate’s award agreements relating to such awards and the terms of the 2008 Equity Incentive Plan.

4.         COBRA.  Associate has a right to continue his health care coverage under COBRA, the details of which shall be separately provided to Associate.

5.         Vacation.  Associate will be paid for any vacation days he has accrued but has not yet taken as of the Retirement Date.

6.         The Release.  In consideration for payment of the Early Vesting Benefits, Associate hereby agrees to release and discharge the Company, their parents, subsidiaries, divisions, affiliates, successors, and related companies, their respective directors, officers, employees and agents (collectively called the “Associate Releasees”) from any and all claims, demands, liabilities, suits or damages of any type or kind, whether known or unknown to him, arising out of or related in any way to his employment with the Company, or retirement from or separation from employment with the Company.

This release specifically includes, but is not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; assault and battery (sexual or otherwise); invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; retaliation, discrimination or harassment on the basis of age, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, the Family and Medical Leave Act, or Section 1981 of Title 42 of the United States Code; violation of COBRA; violation of any safety and health laws, statutes or regulations; violation of ERISA; violation of the Internal Revenue Code; or any other wrongful conduct, based upon events occurring prior to the date of execution of this Agreement.

Associate further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code which reads:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN TO HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, Associate expressly acknowledges and agrees that this Paragraph 6 is also intended to include in its effect, without limitation, all such claims which Associate does not know or suspect to exist at the time of the execution of this Agreement and that this Agreement contemplates the extinguishment of those claims.

Associate also acknowledges and agrees that he may later discover facts different from or in addition to those he now knows or believes to be true in entering into this Agreement. Associate agrees to assume the risk of the possible discovery of additional or different facts, including facts which may have been concealed or hidden, and agrees that this Agreement shall remain effective without regard to such additional or different facts. Associate further acknowledges and agrees that the Company has no duty to disclose any fact to him prior to the execution of this Agreement.

This release of claims does not include any claim which cannot be waived by private agreement. Nothing in this release of claims shall be construed as prohibiting Associate from making a future claim with the Equal Employment Opportunity Commission or any similar state agency including, but not limited to the California Department of Fair Employment and Housing; provided, however, that should Associate pursue such an administrative action against the Releasees, or any of them, Associate agrees and acknowledges that he will not seek, nor shall he be entitled to recover, any monetary damages from any such proceeding.

Furthermore, this release of claims does not include or cover (x) any claim against Associate with respect to which Associate would otherwise be entitled to indemnification from the Company pursuant to the Company’s Articles or By-Laws or (y) any liability of the Company to Associate under the separate Consulting Services Agreement which is being executed contemporaneously with this Agreement.

7.         Knowing and Voluntary.  Associate represents and agrees that he is entering into this Agreement knowingly and voluntarily. Associate affirms that no promise or inducement was made to cause him to enter into this Agreement, other than the Early Vesting Benefits promised to Associate in this Agreement. Associate further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his agreement.

8.         Agreement Does Not Constitute Admission.  Any payments or benefits provided to Associate under the terms of this Agreement do not constitute an admission by the Company that it has violated any law or legal obligation whatsoever.

9.         Advice Of Counsel.    Associate acknowledges that, prior to the execution of this Agreement, he either has consulted with counsel and has discussed this Agreement with him or her or has had the opportunity to do so. To the extent that Associate has taken less than twenty-one (21) days to consider this Agreement, he acknowledges that he is entering into this Agreement voluntarily with a full understanding of its terms.

This Agreement is revocable for a period of seven (7) calendar days following the execution of this Agreement. The revocation must be in writing, must specifically revoke this Agreement, and must be received by the Company prior to the eighth (8th) calendar day following the execution of this Agreement. This Agreement becomes effective on the eighth (8th) calendar day following the execution of this Agreement.

10.         Confidentiality.  Associate agrees that neither he nor any of his agents or representatives will disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, the existence of this Agreement, any of the terms of this Agreement, or any claims or allegations which he could have made or asserted against the Company or participate, cooperate or assist any person(s) with respect to any claim they may have against the Company, directly or indirectly, specifically or generally, to any person, corporation, association or governmental agency or other entity except: (1) to the extent necessary to report income to appropriate taxing authorities; (2) to members of Associate’s immediate family; (3) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (4) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such judicial order to subpoena be immediately communicated to the Company telephonically, and confirmed immediately thereafter in writing, so that the Company will have the opportunity to assert what rights it has to non-disclosure prior to Associate’s response to the order, inquiry or subpoena. Associate also agrees not to disclose any confidential or proprietary information pertaining to the business of the Company and/or its customers.

Any violation of the confidentiality provision contained in this Agreement by Associate shall be considered a material breach of this Agreement.

11.         Arbitration.  Any and all disputes, controversies or claims arising under or in any way relating to the interpretation, application or enforcement of this Agreement, Associate’s employment with the Company, any claim for benefits, or Associate’s retirement or separation of employment from the Company, including without limitation any claim by Associate that he was fraudulently induced to enter into this Agreement, shall be settled by final and binding arbitration under the auspices and rules of the American Arbitration Association. Any such arbitration must be filed in or around Ontario, California, and shall be heard by a single arbitrator acceptable to both Associate and the Company, and the laws of the State of California shall control except where federal law governs. The prevailing party in any such arbitration proceeding shall be entitled to reasonable costs and attorney’s fees. The award of the arbitrator is to be final and enforceable in any court of competent jurisdiction.

12.         Governing Law.  Except where federal law governs, this Agreement shall be construed and governed by the laws of the State of California, without giving effect to its conflict of laws provisions.

13.         Ambiguities.  It is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity, in accordance with the arbitration provision above, to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

14.         Waiver.  No waiver by any party of any breach of any term or provision of this Agreement shall be a waiver of any preceding, concurrent or succeeding breach of this

Agreement or of any other term or provision of this Agreement. No waiver shall be binding on the part of, or on behalf of, any other party entering into this Agreement.

15.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

16.         Severability.  If any provision of this Agreement is deemed to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts shall not be affected.

17.         Amendment and Modification.  Any amendment or modification of this Agreement must be in writing, and signed by each party.

18.         Enforcement Costs.  In the event any dispute, controversy or claim arises out of or in connection with this Agreement or the claims released in this Agreement, the prevailing party shall be entitled to all reasonable attorneys’ fees, costs and expenses.

19.         Entire Agreement. This Agreement contains all of the terms and conditions agreed upon by the parties regarding the subject matter of this Agreement. Any prior agreements, promises, negotiations or representations, either oral or written, relating to the subject matter of this Agreement are of no force or effect. This Agreement is executed without reliance upon any representation by any person concerning the nature or extent of injuries, damages or legal liability.

THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT AND HAVE HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS AGREEMENT. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES MADE TO ANY SIGNATORY ABOUT THIS AGREEMENT, AND TO SIGN THIS AGREEMENT, ARE CONTAINED IN THIS AGREEMENT. THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

PLEASE READ THIS DOCUMENT CAREFULLY.

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE

INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Waiver and General Release Agreement on the dates set forth below.

David M. Krebs	Richard C. Thomas
Senior Vice President
Director of Human Resources
Citizens Business Bank

Date: 4/25/16	Date: 4/25/16

EXHIBIT A – EARLY VESTING BENEFITS

	Grant Date	Number of Options/Shares	Original Vesting Date	Strike Price (if applicable)	New Vesting Date	Final Exercise Date (if applicable)

STOCK OPTIONS	3/21/2012	2,000	3/21/2017	$11.82	7/1/2016	6/30/2017

RESTRICTED STOCK	3/21/2012	1,000	3/21/2017		7/1/2016
	9/18/2013	1,500	9/18/2016		7/1/2016
	9/18/2013	1,500	9/18/2017		7/1/2016
	11/19/2014	3,000	11/19/2016		7/1/2016
	11/19/2014	3,000	11/19/2017		7/1/2016